Exhibit 99.1
Clear Channel Reports Second Quarter 2007 Results
San Antonio, Texas July 27, 2007...Clear Channel Communications, Inc. (NYSE: CCU) today reported results for its second quarter ended June 30, 2007.
The Company reported revenues of $1.8 billion in the second quarter of 2007, an increase of 5% from the $1.7 billion reported for the second quarter of 2006. Included in the Company’s revenue is a $29.0 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 4%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.
Clear Channel’s operating expenses increased 6% to $1.1 billion during the second quarter of 2007 compared to 2006. Included in the Company’s 2007 expenses is a $24.3 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 3%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.
Clear Channel’s income before discontinued operations increased 21% to $208.7 million, as compared to $172.6 million for the same period in 2006. The Company’s diluted earnings before discontinued operations per share increased 24% to $0.42, compared to $0.34 for the same period in 2006. Clear Channel’s net income increased 19% to $236.0 million in the second quarter 2007 as compared to $197.5 million in the second quarter of 2006 and diluted earnings per share increased 23% to $0.48, compared to $0.39 for the same period in 2006.
The Company’s OIBDAN was $636.8 million in the second quarter of 2007, a 6% increase from 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) — net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets — net; and, D&A. See reconciliation of OIBDAN to net income at the end of this press release.
Mark P. Mays, Chief Executive Officer of Clear Channel Communications, commented, “Our second quarter radio revenues were ahead of the industry, while our outdoor unit continued to post solid growth. We continue to make progress in strengthening our diverse portfolio of out-of-home media properties. Our focus remains on transitioning our assets to meet the shifting demands of our audiences, as well as our advertisers by offering compelling content, expanding our distribution capabilities and investing in our brands.”
Proposed Merger Transaction
On May 17, 2007, the Company amended its agreement to be acquired by a group of private equity funds led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. to provide for an increase to $39.20 per share in the price shareholders will receive in cash for each share of common stock they hold. As an alternative to receiving the $39.20 per share cash consideration, the Company’s unaffiliated shareholders will be offered the opportunity, on a purely voluntary basis, to exchange some or all of their shares of common stock on a one-for-one basis for shares of Class A common stock in the new corporation formed by the private equity group to acquire the Company. In addition, each shareholder will be entitled to receive additional per share consideration (as described in the merger agreement), if the merger closes after January 1, 2008. The stock election is subject to both individual and aggregate caps. The maximum number of shares of Class A common stock of the new corporation that may be issued in the merger is approximately 30.6 million. If all these shares are issued, they will represent approximately 30 percent of the outstanding voting securities of the new corporation immediately following the closing of the merger.
The merger is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The Company’s shareholders of record as of 5:00 p.m. Eastern Daylight Savings Time on July 27, 2007, will be entitled to vote on the merger at a special meeting. The date and time of the special meeting has not yet been set.
Clear Channel Declares Cash Dividend on Common Stock
Clear Channel Communications, Inc. announced today that its Board of Directors declared a quarterly cash dividend of $0.1875 per share on its Common Stock. The dividend is payable on October 15, 2007 to shareholders of record at the close of business on September 30, 2007.
Radio and Television Divestitures
On April 20, 2007, the Company entered into a definitive agreement to sell its Television Group. The Company estimates net proceeds after taxes and customary transaction costs will be approximately $1.1 billion. The results of operations for the Television Group are reported as assets and liabilities from discontinued operations in the consolidated balance sheet and as discontinued operations in the consolidated statements of operations. The Television Group’s 2006 revenue and operating expenses were $359.3 million and $272.4 million, respectively. The transaction is expected to close in the fourth quarter of 2007, subject to regulatory approvals and other customary closing conditions.
Clear Channel previously announced that it was also attempting to divest 448 radio stations in 88 markets. As of June 30, 2007, the Company had entered into definitive agreements to sell 389 radio stations in 77 markets for a total consideration of approximately $871.5 million. To date, the Company has completed the sale of 29 of these radio stations for total consideration of $75.8 million. The Company expects the remaining transactions to close during the second half of 2007. The Company estimates that aggregate net proceeds after taxes and customary transaction costs for these 389 stations will be approximately $781.0 million. The results of operations for the remaining radio stations subject to definitive sales agreements are reported as assets from discontinued operations in the consolidated balance sheet and as discontinued operations in the consolidated statements of operations.
Subsequent to June 30, 2007, the Company has entered definitive agreements to sell 13 radio stations in 2 markets for a total consideration of approximately $4.0 million. The Company continues to pursue the divestiture of 46 radio stations in 9 markets. These remaining stations that are not under definitive agreements had OIBDAN of approximately $7.0 million in 2006. There can be no assurance that any or all of these stations will ultimately be divested and the Company reserves the right to terminate the sales process at any time.
The Company plans to utilize its capital loss carry forward to offset the related capital gain on the transactions. A portion of the gain will be considered ordinary gain, not capital gain, due to depreciation and amortization recapture, and will be taxed as ordinary income.
There can be no assurance that any of the divestitures contemplated in this release will actually be consummated and therefore the Company may not receive the proceeds estimated herein. Furthermore, there can be no assurance that the Company will be able to utilize tax loss carry forwards to offset capital gains as contemplated in this release.

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

	Three Months Ended
	June 30,		%
(In thousands)	2007	2006	Change
Revenue
Radio Broadcasting	$918,351	$910,194	1%
Outdoor Advertising	836,713	748,403	12%
Other	56,171	59,656	(6%)
Eliminations	(32,998)	(29,409)

Consolidated revenue	$1,778,237	$1,688,844	5%

The Company’s second quarter 2007 revenue increased from foreign exchange movements of approximately $29.0 million as compared to the same period of 2006.
Direct Operating and SG&A Expenses by Division

Radio Broadcasting	$531,090	$537,770
Less: Non-cash compensation expense	(6,676)	(6,310)

	524,414	531,460	(1%)

Outdoor Advertising	563,700	493,758
Less: Non-cash compensation expense	(2,995)	(1,573)

	560,705	492,185	14%

Other	47,226	47,663
Less: Non-cash compensation expense	—	(413)

	47,226	47,250	0%

Eliminations	(32,998)	(29,409)

Plus: Non-cash compensation expense	9,671	8,296

Consolidated divisional operating expenses	$1,109,018	$1,049,782	6%

The Company’s second quarter 2007 direct operating and SG&A expenses increased from foreign exchange movements of approximately $24.3 million as compared to the same period of 2006.
OIBDAN

Radio Broadcasting	$393,937	$378,734	4%
Outdoor Advertising	276,008	256,218	8%
Other	8,945	12,406	(28%)
Corporate and Merger costs	(42,060)	(45,907)

Consolidated OIBDAN	$636,830	$601,451	6%

See reconciliation of OIBDAN to net income at the end of this press release.
Radio Broadcasting
The Company’s radio revenue increased 1% during the second quarter of 2007 as compared to 2006 primarily from an increase in its syndicated radio programming, traffic and on-line businesses. The Company’s mid-size markets also contributed to the revenue growth. Average unit rates for 15, 30 and 60 second commercials increased in the second quarter of 2007 compared to the same period of the prior year. Advertising categories that increased were services and health and beauty offset by a decline in automotive and retail.
The Company’s radio operating expenses decreased approximately $6.7 million during the second quarter of 2007 as compared to 2006 primarily from a decline in selling expenses and expenses associated with non-traditional revenue. Partially offsetting the decrease was an increase from expenses in the Company’s traffic and on-line operations associated with increased revenues in these businesses.
Outdoor Advertising
The Company’s outdoor advertising revenue increased 12% to $836.7 million during the second quarter of 2007 compared to revenues of $748.4 million for the same period in 2006. Included in the 2007 results is an approximate $29.0 million increase related to foreign exchange movements when compared to 2006; excluding the effects of these movements in foreign exchange, growth would have been 8%.
Outdoor advertising expenses increased 14% to $563.7 million during the second quarter of 2007 when compared to 2006. Included in the Company’s expenses is a $24.3 million increase related to foreign exchange movements compared to 2006. Excluding the effects of these movements in foreign exchange, growth would have been 9%.
The Company has installed 53 digital displays in twelve markets during the first six months of 2007 and currently plans to deploy a total of over 100 digital displays in approximately 20 markets in 2007.
•	Americas Outdoor
Americas revenue increased $41.6 million, or 12%, during the second quarter of 2007 as compared to 2006. Interspace Airport Advertising, which the Company acquired in July 2006, contributed approximately $15.1 million to the increase. The Company experienced rate increases across its inventory. The growth was led by bulletin revenues due to the increased rates while occupancy was essentially flat in 2007 compared to 2006. Revenue growth occurred across many of the Company’s markets, including Boston, Washington, Philadelphia and Seattle. Advertising categories that contributed to the strong growth were automotive, telecommunications and retail.
Operating expenses increased $21.5 million in the second quarter of 2007 as compared to 2006 with Interspace contributing approximately $10.6 million to the increase. The remainder of the increase is primarily attributable to sales and site lease expenses associated with the increase in revenue.
•	International Outdoor
International revenue increased $46.7 million, or 11%, in the second quarter of 2007 as compared to 2006. Included in the increase was approximately $28.1 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 5%. Growth was led by street furniture revenues. The increase in street furniture revenues was primarily attributable to increased yield. On a constant dollar basis, revenue from the Company’s operations in France decreased in the second quarter of 2007 over 2006 primarily from a decline in national advertising during the French Presidential elections and due to some retailers shifting to television advertising from outdoor. Revenue was essentially unchanged in the United Kingdom. Markets contributing to the revenue growth were Italy, Spain and Ireland.
Operating expenses increased $48.5 million during the second quarter of 2007 as compared to 2006. Included in the increase was approximately $23.5 million related to movements in foreign exchange. Excluding the effects of these movements in foreign exchange, growth would have been 8%. During the second quarter of 2007, the Company experienced higher expenses on political advertising campaigns in France, the renewal of several street furniture contracts and certain severance costs.

The remainder of the increase in expenses is due to an increase in site lease expenses associated with the increase in revenue.
FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)
The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the second quarter of 2007 and 2006:

	Three Months Ended
	June 30,
(In thousands)	2007	2006
Direct operating expense	$5,172	$4,086
SG&A	4,499	4,210
Corporate	3,668	2,332

Total non-cash compensation	$13,339	$10,628

The Company will not be holding a Conference Call or Webcast
As a result of the Company’s proposed merger transaction that was announced on November 16, 2006 and amended on April 18, 2007 and May 17, 2007, the Company will not be hosting a teleconference or webcast to discuss results.
Third Quarter and 2007 Outlook
Due to the proposed merger transaction and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.
Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company’s revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. Except where expressly identified, the Company’s operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.
As of July 26, 2007, revenues for the Radio division are pacing down 1.5% for the third quarter of 2007 as compared to the third quarter of 2006, and are pacing down 0.2% for the full year of 2007 as compared to the full year of 2006. As of the last week in July, the Radio division has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the third quarter and approximately 80% of the actual revenues recorded for the full year. The Company’s Radio division currently forecasts total operating expense growth to be flat for the full year 2007 as compared to the full year 2006.
Also as of July 26, 2007, revenues in the Outdoor division are pacing up 10.6% overall. The Americas outdoor segment is below and the International outdoor segment above the 10.6% pacing for the third quarter 2007 as compared to the third quarter of 2006. For the full year 2007 versus the full year 2006, Outdoor division revenues are pacing up 7.2% with both the Americas and International pacing at approximately that level. As of the last week in July, the Outdoor division has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the third quarter and approximately 80% of the actual revenues recorded for the full year.

For the full year 2007 as compared to the full year 2006, current Company forecasts show low double-digit growth in total operating expenses for the Outdoor division. Excluding the effects of movements in foreign exchange, which management currently forecasts at a $85 to $90 million increase for the full year 2007 and excluding Interspace’s (acquired by the Company on July 1, 2006) operating expenses of $20.2 million for the first six months of 2007, operating expense growth is currently forecasted to be in the mid single-digits for 2007 as compared to 2006.
For the consolidated company, current management forecasts show corporate expenses of $180 million to $190 million for the full year 2007, excluding costs associated with the pending merger transaction. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $40 million to $45 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007 and excluding any non-cash compensation expense directly associated with the pending merger transaction.
The Company currently forecasts overall capital expenditures for 2007 of $325 million to $350 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.
Income tax expense as a percent of “Income before income taxes, minority interest and discontinued operations” is currently projected to be approximately 41%. Current income tax expense as a percent of “Income before income taxes, minority interest and discontinued operations” is currently expected to be 25% to 30%. These percentages do not include any tax expense or benefit related to the pending merger transaction, the announced divestitures of the Company’s television stations and certain of its radio stations or other capital gain transactions, or the effects of any resolution of governmental examinations.

TABLE 1 — Financial Highlights of Clear Channel Communications, Inc. and Subsidiaries — Unaudited

	Three Months Ended
	June 30,		%
(In thousands, except per share data)	2007	2006	Change

Revenue	$1,778,237	$1,688,844	5%
Direct operating expenses	671,094	617,323
Selling, general and administrative expenses	437,924	432,459
Corporate expenses	43,044	48,239
Merger costs	2,684	—
Depreciation and amortization	141,310	148,189
Gain on disposition of assets — net	4,090	821

Operating Income	486,271	443,455	10%

Interest expense	116,422	123,298
Loss on marketable securities	410	1,000
Equity in earnings of nonconsolidated affiliates	11,435	9,715
Other income (expense) — net	340	(4,609)

Income before income taxes, minority interest and discontinued operations	381,214	324,263
Income tax expense:
Current	120,989	104,542
Deferred	36,494	33,417

Income tax expense	157,483	137,959
Minority interest expense, net of tax	14,970	13,736

Income before discontinued operations	208,761	172,568
Income from discontinued operations	27,229	24,920

Net income	$235,990	$197,488

Diluted earnings per share:

Diluted earnings before discontinued operations per share	$.42	$.34	24%

Diluted earnings per share	$.48	$.39	23%

Weighted average shares outstanding — Diluted	495,688	502,060

TABLE 2 — Income from Discontinued Operations
Summarized operating results from discontinued operations (a) for the three months ended June 30, 2007 and 2006 are as follows:

	June 30,	June 30
(In millions)	2007	2006

Revenue	$146.5	$163.9
Operating expenses (b)	$111.8	$118.7

(a)	Upon entering into a definitive sales agreement, the results of operations for the station and/or division are included in income from discontinued operations. Upon the completion of the sale, the operating results of the station and/or division no longer contribute to income from discontinued operations, but remain in the historical income from discontinued operations.

(b)	Operating expenses include Direct Operating, SG&A and Corporate expenses.
TABLE 3 — Selected Balance Sheet Information — Unaudited
Selected balance sheet information for 2007 and 2006 was:

	June 30,	December 31,
(In millions)	2007	2006

Cash	$91.8	$116.0
Total Current Assets	$2,219.4	$2,205.7
Net Property, Plant and Equipment	$2,953.0	$2,966.6
Total Assets	$18,848.5	$18,896.0
Current Liabilities (excluding current portion of long-term debt)	$1,360.6	$1,327.5
Long-Term Debt (including current portion of long-term debt)	$7,208.0	$7,663.0
Shareholders’ Equity	$8,315.3	$8,042.3
TABLE 4 — Capital Expenditures — Unaudited
Capital expenditures for the six months ended June 30, 2007 and 2006 were:

(In millions)	June 30, 2007	June 30, 2006

Non-revenue producing	$77.1	$80.1
Revenue producing	75.3	67.7

Total capital expenditures	$152.4	$147.8

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 5 — Total Debt — Unaudited
At June 30, 2007, Clear Channel had total debt of:

(In millions)	June 30, 2007

Bank Credit Facilities	$785.3
Public Notes	6,277.5
Other Debt	145.2

Total	$7,208.0

Liquidity and Financial Position
For the six months ended June 30, 2007, cash flow from operating activities was $659.0 million, cash flow used by investing activities was $201.3 million, cash flow used by financing activities was $566.7 million, and net cash provided by discontinued operations was $84.8 million for a net decrease in cash of $24.2 million.
Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 3.2x at June 30, 2007.
As of June 30, 2007, 73% of the Company’s debt bears interest at fixed rates while 27% of the Company’s debt bears interest at floating rates based upon LIBOR. The Company’s weighted average cost of debt at June 30, 2007 was 6.2%.
As of July 26, 2007, the Company had approximately $873.0 million available on its bank credit facility. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

*	As defined by Clear Channel’s credit facility, debt is long-term debt of $7.2 billion plus letters of credit of $162.7 million; net original issue discount/premium of $16.0 million; deferred purchase consideration of $35.0 million included in other long-term liabilities; the fair value of interest rate swaps of $33.1 million; and less purchase accounting premiums of $5.2 million.

**	As defined by Clear Channel’s credit facility, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets — Net (OIBDAN)
The following tables set forth Clear Channel’s OIBDAN for the three months ended June 30, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) — net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets — net; and, D&A.
The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.
As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (iv) OIBDAN to net income, the most directly comparable amounts reported under GAAP and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

		Non-cash	Depreciation	Gain on
	Operating	compensation	and	disposition of
(In thousands)	income (loss)	expense	amortization	assets — net	OIBDAN

Three Months Ended June 30, 2007
Radio Broadcasting	$359,108	$6,676	$28,153	$—	$393,937
Outdoor	174,860	2,995	98,153	—	276,008
Other	(1,972)	—	10,917	—	8,945
Gain on disposition of assets — net	4,090	—	—	(4,090)	—
Corporate and Merger costs	(49,815)	3,668	4,087	—	(42,060)

Consolidated	$486,271	$13,339	$141,310	$(4,090)	$636,830

Three Months Ended June 30, 2006
Radio Broadcasting	$341,377	$6,310	$31,047	$—	$378,734
Outdoor	153,818	1,573	100,827	—	256,218
Other	601	413	11,392	—	12,406
Gain on disposition of assets — net	821	—	—	(821)	—
Corporate and Merger costs	(53,162)	2,332	4,923	—	(45,907)

Consolidated	$443,455	$10,628	$148,189	$(821)	$601,451

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

	Three Months Ended
	June 30,		%
(In thousands)	2007	2006	Change

Revenue	$1,778,237	$1,688,844	5%
Less: Foreign exchange increase	(29,030)	—

Revenue excluding effects of foreign exchange	$1,749,207	$1,688,844	4%

Outdoor revenue	$836,713	$748,403	12%
Less: Foreign exchange increase	(29,030)	—

Outdoor revenue excluding effects of foreign exchange	$807,683	$748,403	8%

International Outdoor revenue	$459,870	$413,156	11%
Less: Foreign exchange increase	(28,087)	—

International Outdoor revenue excluding effects of foreign exchange	$431,783	$413,156	5%

Reconciliation of Expense (Direct Operating and SG&A Expenses)
excluding Foreign Exchange Effects to Expense

	Three Months Ended
	June 30,		%
(In thousands)	2007	2006	Change

Consolidated expense	$1,109,018	$1,049,782	6%
Less: Foreign exchange increase	(24,316)	—

Consolidated expense excluding effects of foreign exchange	$1,084,702	$1,049,782	3%

Outdoor expense	$563,700	$493,758	14%
Less: Foreign exchange increase	(24,316)	—

Outdoor expense excluding effects of foreign exchange	$539,384	$493,758	9%

International Outdoor expense	$362,690	$314,213	15%
Less: Foreign exchange increase	(23,542)	—

International Outdoor expense excluding effects of foreign exchange	$339,148	$314,213	8%

Reconciliation of OIBDAN to Net income

	Three Months Ended
	June 30,		%
(In thousands)	2007	2006	Change

OIBDAN	$636,830	$601,451	6%
Non-cash compensation expense	13,339	10,628
Depreciation & amortization	141,310	148,189
Gain on disposition of assets — net	4,090	821

Operating Income	486,271	443,455	10%

Interest expense	116,422	123,298
Loss on marketable securities	410	1,000
Equity in earnings of nonconsolidated affiliates	11,435	9,715
Other income (expense) — net	340	(4,609)

Income before income taxes, minority interest and discontinued operations	381,214	324,263
Income tax expense:
Current	120,989	104,542
Deferred	36,494	33,417

Income tax expense	157,483	137,959
Minority interest expense, net of tax	14,970	13,736

Income before discontinued operations	208,761	172,568
Income from discontinued operations	27,229	24,920

Net income	$235,990	$197,488

About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.
For further information contact:
Investors — Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or
Media — Lisa Dollinger, Chief Communications Officer, (210) 832-3474
or visit our web-site at http://www.clearchannel.com.
Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company cannot provide any assurance that the proposed merger transaction announced on November 16, 2006, and amended April 18, 2007 and May 17, 2007 will be completed, or the terms on which the transaction will be consummated.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Important Additional Information Regarding the Merger and Where to Find It:
In connection with the proposed merger, BT Triple Crown Capital Holdings III, Inc. and Clear Channel Communications, Inc. (“Clear Channel”) have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that contains a proxy statement/prospectus and other documents regarding the proposed transaction. Before making any voting or investment decisions, security holders of Clear Channel are urged to read the proxy statement/prospectus and all other documents regarding the merger, carefully in their entirety, because they contain important information about the proposed transaction. Shareholders of Clear Channel may obtain free copies of the proxy statement/prospectus and other documents filed with, or furnished to, the SEC at the SEC’s website at http://www.sec.gov. In addition, a shareholder who wishes to receive a copy of these materials, without charge, should submit this request to Clear Channel’s proxy solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York, 10022 or by calling Innisfree toll-free at (877) 456-3427. The final proxy statement/prospectus will be mailed to the shareholders of Clear Channel.